Exhibit 99.1

FINANCE OF AMERICA REPORTS FIRST QUARTER 2021 RESULTS

– Total Revenue Up 165% YoY on First Quarter Funded Volume of $9.5 billion –

– Pre-tax Income of $125 million Up 398% from First Quarter 2020 –

– Completed Business Combination with Replay Acquisition Corporation on April 1, 2021 –

– Strategically Strengthened Leadership Team with the Appointment of Johan Gericke, CFO –

– Investor Call Scheduled For Thursday, May 13, 2021 At 5:00 pm Eastern Time –

Irving, TX (May 13, 2021): Finance of America Companies, (“Finance of America”) (NYSE: FOA), reported first quarter results for the period ended March 31, 2021. Finance of America is a diversified, vertically integrated consumer lending platform operating in three lending segments: Mortgage Originations, Reverse Originations, Commercial Originations, and two non-lending segments: Lender Services and Portfolio Management.

First Quarter 2021 Highlights

•	Total funded volume of $9.5 billion grew 78% compared to $5.3 billion in the first quarter of 2020 and was down 3% compared to the prior quarter

•	Total net rate lock volume came in at $8.4 billion, up 35% compared to $6.2 billion in the first quarter of 2020, and up 7% compared to $7.9 billion in the prior quarter

•	Total revenues were $499 million, more than double compared to $188 million in the first quarter of 2020, and a 7% decrease compared to $539 million in the prior quarter

•	Pre-tax net income totaled $125 million, compared to a loss of $42 million in the first quarter of 2020, and a decrease of 18% compared to $153 million in the prior quarter

•	Adjusted EBITDA* totaled $154 million, an increase of 340% compared to $35 million in the first quarter of 2020, and a decrease of 11% compared to $174 million in the prior quarter

* See reconciliation of Adjusted EBITDA to Net income before taxes.

“Finance of America continued to deliver strong results across key performance metrics in the first quarter, further reinforcing the strength of our diversified and differentiated platform,” stated Patricia Cook, Chief Executive Officer. “Since inception, we built our business model to withstand uncertain and volatile market conditions. In addition, Finance of America is structured to thrive and quickly pivot to capitalize on market opportunities as these arise. To this point, our Reverse Originations business delivered near record volumes and strong growth during the quarter despite the rise in interest rates. In addition, we closed on the acquisition of Renovate America and launched our EquityAvail product to further bolster our home improvement financing and reverse mortgage capabilities.

“On April 5, 2021, FOA officially started trading on the New York Stock Exchange, and I would like to express my gratitude to the entire Finance of America team and all of our clients who made this accomplishment possible. As we turn the page and enter our first chapter as a publicly listed company, we remain committed to driving long-term value for all of our stakeholders.”

First Quarter Financial Summary

($ amounts in millions)	Q1’21	Q4’20	Variance (%) Q1’21 vs Q4’20	Q1’20	Variance (%) Q1’21 vs Q1’20
Funded volume	$9,514	$9,769	(3)%	$5,336	78%
Net rate lock volume (1)	8,405	7,855	7%	6,215	35%
Total revenue	499	539	(7)%	188	165%
Total expenses	373	386	(3)%	230	62%
Pre-tax net income	125	153	(18)%	(42)	398%
Net income	124	153	(19)%	(43)	388%
Adjusted EBITDA (2)	154	174	(11)%	35	340%
Mortgage originations margin (3)	3.40%	4.31%	(21)%	2.10%	62%

(1)	Net rate lock volume relates only to the Mortgage Originations segment
(2)	See reconciliation of Adjusted EBITDA to Net income before taxes
(3)	Calculated for each period as Gain on sale and other income from mortgage loans held for sale, net, divided by Net rate lock volume.

Discussion of First Quarter 2021 Results:

•	Generated funded volume of $9,514 million and net rate lock volume of $8,405 million.

•	Pre-tax net income totaled $125 million and Adjusted EBITDA of $154 million, despite a 21% decrease in Mortgage originations margin quarter over quarter.

•

Improved results compared to fourth quarter in Reverse Originations, Commercial Originations, and Lender Services to partially offset reduced earnings in Mortgage Originations, lending credence to the diversified business model.

Balance Sheet Highlights ($ amounts in millions)

	March 31, 2021	December 31, 2020	Variance (%) 2021 vs. 2020
Cash and cash equivalents	$348	$233	49%
Total assets	20,100	19,565	3%
Total liabilities	19,256	18,771	3%
Equity including CRNCI	844	794	6%

•	Cash and cash equivalents excluding restricted cash grew 49% to $348 million.

•

Total assets and liabilities grew $535 million and $485 million, respectively, in the first quarter primarily as a result of the growth in our unsecuritized loans held for investment of $370 million and corresponding growth in financing lines of credit of $367 million.

•	Mortgage servicing rights (MSR) grew by $87 million during the first quarter.

•

Equity, including CRNCI (Contingently Redeemable Non-controlling Interest), increased $50 million in the first quarter primarily as a result of $124 million of net income partially offset by an approved distribution to equity holders of $75 million.

Segment Results

Mortgage Originations

The Mortgage Originations segment generates revenue through fee income from loan originations and gain on sale of mortgage loans into the secondary market.

($ amounts in millions)	Q1’21	Q4’20	Variance (%) Q1’21 vs Q4’20	Q1’20	Variance (%) Q1’21 vs Q1’20
Funded volume	$8,404	$8,808	(5)%	$4,220	99%
Net rate lock volume	8,405	7,855	7%	6,215	35%
Total revenue	320	373	(14)%	148	116%
Mortgage originations margin	3.40%	4.31%	(21)%	2.10%	62%
Pre-tax net income	$96	$135	(29)%	$10	860%

•	Funded volume of $8,404 million was up 99% compared to prior year quarter but down 5% from prior quarter.

•	Net rate lock volume of $8,405 million was up 35% from prior year and quarter up 7% from prior quarter as the mortgage market continued to see strong refinance volumes in the first quarter of 2021.

•	Total revenue was up 116% from prior year and down 14% from prior quarter as Net rate lock volume growth was offset by a 21% decline in Mortgage originations margin.

•

Pre-tax net income of $96 million was up meaningfully compared to the prior year quarter of $10 million. The sequential decline in quarterly earnings was largely a function of the decline in the Mortgage originations margin reflecting tighter spreads across the industry as a result of normalizing supply and demand trends.

Reverse Originations

The Reverse Originations segment generates revenue and earnings in the form of net origination gains and origination fees earned on the origination of reverse mortgage loans.

($ amounts in millions)	Q1’21	Q4’20	Variance (%) Q1’21 vs Q4’20	Q1’20	Variance (%) Q1’21 vs Q1’20
Funded volume	$769	$655	17%	$656	17%
Total revenue	69	55	25%	35	97%
Pre-tax net income	45	33	36%	17	165%

•	Funded volume increased to $769 million, up 17% year over year, marking the second-highest quarterly volume for the Reverse segment.

•	Generated Pre-tax net income of $45 million during the first quarter compared to $17 million in the prior year period and $33 million in the prior quarter.

•	Funded volume and Total revenue grew in the first quarter despite the increase in interest rates, reflecting the distinct tailwinds in the Reverse Originations segment.

Commercial Originations

The Commercial Originations segment provides business purpose lending solutions for residential real estate investors. The Commercial Originations segment generates revenue and earnings in the form of net origination gains and origination fees earned on the origination of mortgage loans.

($ amounts in millions)			Variance (%)		Variance (%)
	Q1’21	Q4’20	Q1’21 vs Q4’20	Q1’20	Q1’21 vs Q1’20
Funded volume	$341	$307	11%	$459	(26)%
Total revenue	15	13	15%	19	(21)%
Pre-tax net income (loss)	1	1	—%	4	(75)%

•	Funded volume increased 11% sequentially in the first quarter 2021, while Pre-tax net income of $1 million was in line with fourth quarter 2020.

•	Funded volume and Total revenue continued to grow quarter over quarter after pausing production in the second quarter of 2020 due to the COVID-19 pandemic.

Portfolio Management

The Portfolio Management segment generates revenue and earnings in the form of gain on sale of loans, fair value gains, interest income, servicing income, fees for underwriting, advisory and valuation services and other ancillary fees.

($ amounts in millions)			Variance (%)		Variance (%)
	Q1’21	Q4’20	Q1’21 vs Q4’20	Q1’20	Q1’21 vs Q1’20
Assets under management	17,378	$16,896	3%	$15,746	10%
Assets excluding HMBS and non-recourse obligations(1)	2,224	1,835	21%	2,799	(21)%
Total revenue	30	38	(21)%	(50)	160%
Pre-tax net income (loss)	6	8	(25)%	(67)	109%

(1)	Calculated for each period as Assets under management less HMBS related obligations, at fair value and Nonrecourse debt, at fair value

•	Assets under management grew $482 million compared to the prior quarter as a result of growth in unsecuritized loans held for investment and MSR.

•

Total revenue increased to $30 million in the first quarter 2021 from a loss of $(50) million during the same period last year. First quarter 2020 was negatively impacted by $71 million in fair value adjustments related to COVID-19.

•	The quarter over quarter decrease in revenue and pre-tax income is predominantly related to the impact of fair value adjustments.

Lender Services

The Lender Services business generates revenue and earnings in the form of fees. Lender Services supports over 1,000 third party clients across the lending industry.

($ amounts in millions)			Variance (%)		Variance (%)
	Q1’21	Q4’20	Q1’21 vs Q4’20	Q1’20	Q1’21 vs Q1’20
Total revenue	$76	$66	15%	$41	85%
Pre-tax net income	13	4	225%	3	333%

•

The Lender Services segment earned $13 million in Pre-tax income during the first quarter primarily as a result of strong title agency and underwriting revenue, along with increased activity in our MSR brokerage and advisory business.

•	Quarterly Pre-tax net income increased 333% over the prior year quarter and increased 225% over the prior quarter. This marks the highest level on record for the Lender Services segment.

•	Our focus on expanding business lines to deepen cross-sell, combined with the onboarding of new third party customers across our businesses resulted in record Total revenue and Pre-tax income.

Reconciliation to GAAP

($ amounts in millions)	For the three months ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Net income before taxes to Adjusted EBITDA Reconciliation
Net income before taxes	$125	$153	$(42)
Adjustments for:
Change in fair value of loans and securities held for investment due to assumption changes	2	(4)	71
Interest expense on non-funding debt	8	5	1
Depreciation, amortization and other impairments	3	4	2
Fair value adjustments on earnouts	—	3	—
Change in fair value of minority investments	9	6	—
Certain non-recurring costs(1)	7	7	3

Adjusted EBITDA	$154	$174	$35

(1)

Certain non-recurring costs relate to various one-time expenses and adjustments that management believes should be excluded as they do not relate to a recurring part of the core business operations. These items include certain one-time charges including estimated settlements for legal and regulatory matters, acquisition related expenses and other one-time charges.

Finance of America Equity Capital LLC and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Cash and cash equivalents	$347,755	$233,101
Restricted cash	305,292	306,262
Reverse mortgage loans held for investment, subject to HMBS related obligations, at fair value	10,071,192	9,929,163
Mortgage loans held for investment, subject to nonrecourse debt, at fair value	5,291,444	5,396,167
Mortgage loans held for investment, at fair value	1,100,544	730,821
Mortgage loans held for sale, at fair value	2,140,361	2,222,811
Debt securities	9,230	10,773
Mortgage servicing rights, at fair value, $22,051 and $14,088, subject to nonrecourse MSR financing liability, respectively	267,364	180,684
Derivative assets	116,480	92,065
Fixed assets and leasehold improvements, net	26,079	24,512
Goodwill	128,750	121,233
Intangible assets, net	16,302	16,931
Due from related parties	1,463	2,559
Other assets, net	278,163	298,073

TOTAL ASSETS	$20,100,419	$19,565,155

LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST (“CRNCI”) AND MEMBER’S EQUITY
HMBS related obligations, at fair value	$9,926,132	$9,788,668
Nonrecourse debt, at fair value	5,227,943	5,271,842
Other financing lines of credit	3,340,345	2,973,743
Payables and other liabilities	425,317	400,058
Notes payable, net	336,296	336,573

TOTAL LIABILITIES	19,256,033	18,770,884

CRNCI	203,216	166,231
MEMBER’S EQUITY
FoA Equity Capital LLC member’s equity	641,736	628,176
Accumulated other comprehensive (loss) income	(2)	9
Noncontrolling interest	(564)	(145)

TOTAL MEMBER’S EQUITY	641,170	628,040

TOTAL LIABILITIES, CRNCI AND MEMBER’S EQUITY	$20,100,419	$19,565,155

Finance of America Equity Capital LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands)

(Unaudited)

	For the three months ended March 31,
	2021	2020
REVENUES
Gain on sale and other income from mortgage loans held for sale, net	$291,334	$130,684
Net fair value gains on mortgage loans and related obligations	76,663	13,380
Fee income	152,509	69,956
Net interest expense:
Interest income	12,661	8,171
Interest expense	(34,366)	(33,932)

Net interest expense	(21,705)	(25,761)

TOTAL REVENUES	498,801	188,259

EXPENSES
Salaries, benefits and related expenses	238,530	144,378
Occupancy, equipment rentals and other office related expenses	7,597	7,403
General and administrative expenses	127,217	78,566

TOTAL EXPENSES	373,344	230,347

NET INCOME (LOSS) BEFORE INCOME TAXES	125,457	(42,088)
Provision for income taxes	1,137	318

NET INCOME (LOSS)	124,320	(42,406)
CRNCI	4,260	(15,386)
Noncontrolling interest	201	229

NET INCOME (LOSS) ATTRIBUTABLE TO FOA EQUITY CAPITAL LLC	119,859	(27,249)
COMPREHENSIVE LOSS ITEM:
Impact of foreign currency translation adjustment	(11)	(7)

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO FOA EQUITY CAPITAL LLC	$119,848	$(27,256)

Finance of America Equity Capital LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

(Dollars in thousands)

(Unaudited)

	FoA Equity Capital LLC Member’s Equity	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interest	Total
Balance at December 31, 2019	$482,719	$(51)	$145	$482,813
Contributions from members	1,042	—	—	1,042
Net income attributable to FoA Equity Capital LLC	(27,249)	—	229	(27,020)
Foreign currency translation adjustment	—	(8)	—	(8)

Balance at March 31, 2020	$456,512	$(59)	$374	$456,827

Balance at December 31, 2020	$628,176	$9	$(145)	$628,040
Contributions from members	1,426	—	—	1,426
Distributions to members	(75,000)	—	—	(75,000)
Noncontrolling interest distributions	—	—	(620)	(620)
Net income attributable to FoA Equity Capital LLC	119,859	—	201	120,060
Accretion of CRNCI to redemption price	(32,725)	—	—	(32,725)
Foreign currency translation adjustment	—	(11)	—	(11)

Balance at March 31, 2021	$641,736	$(2)	$(564)	$641,170

Webcast and Conference Call

Management will host a webcast and conference call on Thursday, May 13, 2021 at 5:00 pm ET to discuss the Company’s results for the quarter ended March 31, 2021.

The conference call will be made available in the Investors section of the Company’s website at https://www.financeofamerica.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register.

The conference call can also be accessed by the following dial-in information:

a.	1-877-407-0784 (Domestic)

b.	1-201-689-8560 (International)

Replay

A replay of the call will also be available on the Company’s website approximately two hours after the live call through May 27, 2021. To access the replay, dial 1-844-512-2921 (United States) or 1-412-317-6671 (international). The replay pin number is 13716713. The replay can also be accessed on the investors section of the Company’s website at https://www.financeofamerica.com/investors.

About Finance of America

Finance of America (NYSE: FOA) is a diversified, vertically integrated consumer lending platform. Product offerings include mortgages, reverse mortgages, and loans to residential real estate investors distributed across retail, third party network, and digital channels. In addition, Finance of America offers complementary lending services to enhance the customer experience, as well as capital markets and portfolio management capabilities to optimize distribution to investors. The company is headquartered in Irving, TX. For more information, please visit https://www.financeofamerica.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that our actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. Finance of America’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. Finance of America cautions readers not to place undue reliance upon any forward-looking statements, which are current only as of the date of this release. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. Finance of America does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. Such forward-looking statements are subject to various risks and uncertainties including, among others; the effect of the COVID-19 pandemic on the Company’s business; changes in prevailing interest rates or U.S. monetary policies that affect interest rates that may have a detrimental effect on our business; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors in our markets; our ability to obtain sufficient capital to meet the financing requirements of our business; the use estimates in measuring or determining the fair value of the majority of our assets and liabilities; the possibility of disruption in the secondary home loan market, including the mortgage-backed securities market; and other risks and uncertainties set forth in the section entitled “Risk Factors” included in our Current Report on Form 8-K originally filed with the SEC on April 7, 2021, as such factors may be further updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s filings with the SEC.

Non-GAAP Financial Measures

We define Adjusted EBITDA as earnings before change in fair value of loans and securities held for investment due to market or model assumption changes, interest on non-funding debt, depreciation, amortization and other impairments, other fair value adjustments on earnouts, share-based compensation, change in fair value of minority investments and certain non-recurring costs. We manage our Company by each of our operating and non-operating segments: Loan Originations (made up of Forward, Reverse, and Commercial Originations segments), Portfolio Management, Lender Services and Corporate and Other. We evaluate the performance of our segments through the use of Adjusted EBITDA as a non-GAAP measure. Management considers Adjusted EBITDA important in evaluating our business segments and the Company as a whole. Adjusted EBITDA is a supplemental metric utilized by our management team to assess the underlying key drivers and operational performance of the continuing operations of the business and our operating segments. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted EBITDA is not a presentation made in accordance with GAAP and our use of this measure and term may vary from other companies in our industry.

Adjusted EBITDA provides visibility to the underlying operating performance by excluding the impact of certain items, including income taxes, interest expense on non-funding debt, depreciation of fixed assets, amortization of intangible assets and other impairments, share-based compensation, changes in fair value of loans and securities held for investment due to market or model assumption changes, change in fair value of minority investments, and other non-recurring costs that management does not believe are representative of our core earnings. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with our intent of providing a supplemental means of evaluating our operating performance.

Adjusted EBITDA should not be considered as an alternate to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determine in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The Company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Contacts:

For Finance of America Media: pr@financeofamerica.com

For Finance of America Investor Relations: ir@financeofamerica.com